Exhibit 5.1

August 18, 2021

23andMe Holding Co.

223 N. Mathilda Avenue

Sunnyvale, California 94086

Re:	23andMe Holding Co.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to 23andMe Holding Co., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “Commission”) on the date hereof.

The Registration Statement relates to (a) the offer and sale of (i) 135,532,330 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) that may be issued under the Company’s 2021 Incentive Equity Plan (the “Incentive Equity Plan”) and (ii) 11,420,000 shares of Class A Common Stock that may be issued under the Company’s Employee Stock Purchase Plan (the “ESPP” and, together with the Incentive Equity Plan, the “Plans”), and (b) the resale by the selling stockholders described in the Registration Statement (the “Selling Stockholders”) of up to 13,026,028 shares of Class A Common Stock held by the Selling Stockholders, as described in the reoffer prospectus (the “Reoffer Prospectus”) included in the Registration Statement. In this opinion letter, we refer to the shares of Class A Common Stock that may be issued under the Plans as the “Plan Shares” and the shares of Class A Common Stock held by the Selling Stockholders as the “Issued Shares.”

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plans, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company.

23andMe Holding Co.

August 18, 2021

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

The Plan Shares have been duly authorized by the Company and, when issued by the Company and delivered to participants in accordance with the provisions of the ESPP or the Incentive Equity Plan, as applicable, will be validly issued, fully paid, and non-assessable.

2.	The Issued Shares have been validly issued, are fully paid and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to use under the caption “Legal Matters” in the Reoffer Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP